Ex 4.5

                               ACKNOWLEDGEMENT OF
                            REPRESENTATION AGREEMENT
                                  AND FEES DUE

        Whereas, a representation agreement was made the 24th day of September,
2001, between Oak Tree Medical Systems, hereinafter referred to as client, and
Frederick C. Veit, 21 Gordon Avenue, Briarcliff Manor, NY 10510, hereinafter referred to as attorney.

        Whereas, client, a Delaware corporation, having a place of business at
10155 Collins Avenue, Suite 607, Bal Harbour, FL 33154, hired attorney to consummate a merger transaction with International Importers, Inc., ("II") a
Florida corporation having a place of business at 901 N.E. 125th Street, North
Miami, FL 33101,

        Whereas, such merger transaction was completed in October, 2001 and II assumed all the obligations of client,

        Now, Therefore it is acknowledged and agreed to between the parties as follows:

          In consideration of the services rendered by attorney, II hereby agrees to immediately pay attorney and attorney is authorized  to accept the following:

          Fifteen Thousand (15,000) shares of II's affiliate company, New World
          Brands (trading symbol "NWBD") common stock.

IN WITNESS WHEREOF, the parties hereto have set their hands this 25th day of
March, 2002.

/s/ Allen Salzman                         /s/Frederick C. Veit
International Importers, Inc.             Frederick C. Veit
By: Allen Salzman                         Attorney
Title: C.E.O.